                                                                       EXHIBIT 2

PRELIMINARY COPY

FORMS OF WRITTEN REQUESTS WILL NOT BE DISTRIBUTED
TO SHAREHOLDERS UNLESS SHAREHOLDERS HAVE CONCURRENTLY
OR PREVIOUSLY RECEIVED A DEFINITIVE SOLICITATION
STATEMENT WHICH HAS BEEN FILED WITH THE SECURITIES
AND EXCHANGE COMMISSION.  NO SHAREHOLDER IS BEING
REQUESTED TO EXECUTE A WRITTEN REQUEST AT THIS TIME.


                             SOLICITATION STATEMENT
                         OF THE WASHINGTON/DAVIS GROUP

                      FOR WRITTEN REQUEST OF SHAREHOLDERS
                                       OF
                                   MESA INC.

                           TO CALL A SPECIAL MEETING


                             PLEASE HELP US CALL A
                     SPECIAL MEETING OF MESA SHAREHOLDERS!

      PLEASE SIGN, DATE, MARK AND PROMPTLY MAIL THE ENCLOSED BLUE WRITTEN
         REQUEST FOR A SPECIAL MEETING IN THE ENCLOSED ENVELOPE TODAY!

         SIGNING A WRITTEN REQUEST WILL NOT AFFECT YOUR ABILITY TO VOTE FOR OR AGAINST ANY PROPOSALS PRESENTED AT THE SPECIAL MEETING!


Dear Fellow MESA Shareholders:

      This Solicitation Statement (this "Solicitation Statement") and the enclosed BLUE Written Request of Shareholder of MESA Inc. to Call a Special Meeting (the "Written Request") are being furnished to you as owners of outstanding shares of common stock (the "Shares") of MESA Inc., a Texas corporation (the "Company" or "MESA"), in connection with the solicitation of Written Requests from MESA shareholders to call a special meeting of shareholders (the "Special Meeting"). In June 1995, Dennis R. Washington, Marvin Davis and entities affiliated with Mr. Davis (together, the "Davis Entities"), David H. Batchelder and Dorn Parkinson (together, the "Washington/Davis Group") formed a group for the purpose of maximizing the value of the Company for all shareholders. The Washington/Davis Group is now soliciting Written Requests to call a Special Meeting for the purpose of removing all of the current members of the Board of Directors of the Company (the "Board") and electing eight directors nominated by the Washington/Davis Group (the "Nominees") who would be committed to exploring all alternatives for maximizing the value of the Company for all shareholders, and who intend to cause the Company to redeem the rights issued under the Company's recently adopted "poison pill" rights plan (the "Rights Plan").

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                                 INTRODUCTION

      MESA is a highly leveraged company with long-term debt totaling approximately $1.2 billion. The Company has publicly stated that its "current financial forecasts indicate that it will be unable to fund its principal and interest obligations in 1996 with cash flows from operating activities and available cash and securities balances." MESA has publicly acknowledged that its ability to develop and increase its reserves and production is limited by its leveraged capital structure.

      Faced with these financial circumstances, MESA attempted during the first half of 1995 to sell its interests in the Hugoton field. When that effort failed, MESA announced that it would consider selling the Hugoton assets in pieces and attempt to refinance its debt. One member of MESA's Board of Directors, Mr. Batchelder, proposed that the Board consider all alternatives for maximizing shareholder value, including a possible sale of the Company or business combination. Management's initial response was to announce that the Board had rejected that proposal. In fact, the Board had not voted on any such proposal.

      By letter dated June 29, 1995, Messrs. Washington and Davis asked the Board to form a committee consisting of all of the independent directors, with independent financial and legal advisors, to explore all alternatives to enhance the value of the Company for all shareholders. On July 6, a majority of the Board voted against forming a committee of independent directors. That day, the Company announced that the Board had reaffirmed its commitment to restructure the Company through the sale of the Hugoton assets. The Company said the Board would expand its review of strategic alternatives to include a sale or merger of the Company. The Board did not make any determination that the Company would be sold or merged or that such a transaction would be in the best interests of shareholders. The Board also adopted the Rights Plan which is designed to prevent ownership of more than 10% of the Shares by any person or group of persons, unless certain requirements are met in connection with the acquisition. See "Rights Plan" below.

      The Washington/Davis Group believes that it is imperative that the Board act in a prompt and deliberate manner to maximize the value of the Company for all shareholders. From December 1994, when reports first indicated that the Company was considering the sale of the Hugoton assets, through July 1995, the Washington/Davis Group estimates the Company has incurred more than $90 million in interest expense, which represents more than $1.40 per Share, or more than 30% of the total market value of the Shares as of July 31, 1996. The Company has not announced a timetable for receiving and accepting bids from potential acquirors. Given the Company's heavy debt burden, which accrues interest of more than $35 million per quarter and will require $94 million in principal payments in 1996, delaying this process could impair the value of the Company. The Washington/Davis Group has urged the Company to actively seek potential acquirors or merger partners for the Company, to move promptly in making financial information available to those parties and to establish a timetable for completing the process of exploring alternatives and securing a transaction. Yet, on July 6, 1995, the Company announced that parties interested in a sale or merger would not have access to a financial data room until September and that to explore and evaluate these alternatives may take longer than six months.

      The Washington/Davis Group believes that the interests of the Company's shareholders would be served best by removal of all of the current members of the Board and the election of a new slate of directors who would be committed to exploring all alternatives for maximizing the value of the Company for all shareholders, including those involving a potential change of control of the Company, and who would be free from conflicts that the Washington/Davis Group believes exist between the interests of certain of the Company's current directors and the interests of the Company's shareholders generally. Unlike certain current members of the Board, members of the Washington/Davis Group and the Nominees do not have any financial relationship with the Company (other than fees paid to independent directors), are not eligible to receive salaries, bonuses or stock options, do not have financial interests in firms that provide

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professional or other services to the Company, have not entered into financial transactions with members of management and have not received fees from the Company for use of personally-owned property.

      Neither Mr. Washington, the Davis Entities nor any other member of the Washington/Davis Group has any present intention of attempting to gain control of the Company through an acquisition of Shares or assets or through a merger or other business combination, or a joint venture, partnership or similar transaction involving the Company. The members of the Washington/Davis Group believe that their interests are aligned with the interests of the shareholders generally. Members of the Washington/Davis Group are significant shareholders who are committed to maximizing shareholder value for all shareholders. As of July 31, 1995, Mr. Washington and an affiliate of Mr. Davis owned 3,500,000 Shares and 2,500,000 Shares, or approximately 5.5% and 3.9%, respectively, of the outstanding Shares. In total, the Washington/Davis Group owns approximately 9.4% of the outstanding Shares. Messrs. Batchelder and Parkinson have served as members of the Board since May 17, 1995.


                          PURPOSE OF THE SOLICITATION

      THE PURPOSE OF THIS SOLICITATION IS TO OBTAIN SUFFICIENT WRITTEN REQUESTS FROM SHAREHOLDERS TO CALL THE SPECIAL MEETING. IT IS NOT THE PURPOSE OF THIS SOLICITATION TO SOLICIT PROXIES TO VOTE ON THE PROPOSALS WHICH WOULD BE PRESENTED AT THE SPECIAL MEETING. IF THE SPECIAL MEETING IS CALLED, THE WASHINGTON/DAVIS GROUP WILL DISTRIBUTE SEPARATE PROXY MATERIALS SOLICITING PROXIES TO VOTE ON THE SPECIAL MEETING PROPOSALS. THE SIGNING OF A WRITTEN REQUEST BY A SHAREHOLDER WILL NOT AFFECT THE ABILITY OF THAT SHAREHOLDER TO VOTE FOR OR AGAINST ANY OF THE PROPOSALS PRESENTED AT THE SPECIAL MEETING.

      The purpose of this solicitation is to obtain valid Written Requests from holders of record of at least 20% of the outstanding Shares in order to call the Special Meeting. The Written Request authorizes the Washington/Davis Group to call the Special Meeting in accordance with Article 2.24C of the Texas Business Corporation Act (the "Texas Act"). The Written Request also directs the Board to set a record date for the Special Meeting and directs the officers and directors to take any and all other action which may be necessary or appropriate to call the Special Meeting, deliver notice of the Special Meeting, and otherwise effectuate the purpose and intent of the Written Request.

      The Written Requests are being solicited by and on behalf of the Washington/Davis Group for the purpose of calling the Special Meeting at which MESA shareholders would be asked to vote for or approve (i) the removal of the ten directors currently serving on the Board, (ii) an amendment to the Company's Bylaws to provide that the Board shall consist of eight directors, which number may be increased or decreased by the Board, (iii) the election of the eight Nominees to replace the MESA directors so removed and (iv) to the extent that the Board, prior to the Special Meeting, has adopted measures that would contravene or impede the purposes of the foregoing proposals, a resolution that would rescind such measures (the "Special Meeting Proposals"). If the Nominees are elected at the Special Meeting, the Washington/Davis Group expects that the new Board promptly would form a committee of independent directors, with independent financial and legal advisors, to consider all alternatives to maximize the value of the Company for all shareholders. The Nominees also intend to cause the Company to redeem the rights issued under the Rights Plan. Any actions taken by the Nominees would be subject to their fiduciary duties as directors of the Company.

      After the Special Meeting, if elected, the Nominees currently intend, in accordance with the Company's Bylaws, as amended, to seek to increase the size of the Board to add two current directors of the Company, one of whom would be Boone Pickens, who currently serves as the Company's Chairman and Chief Executive Officer. Any decision by the Nominees to take such

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action would be dependent upon the composition of the Board, actions taken by management and the current directors and other circumstances then existing. There can be no assurance that any such current director would agree to serve on the new Board.


                   PROCEDURES FOR COMPLETING WRITTEN REQUESTS

      In accordance with the Company's Articles of Incorporation and the Texas Act, a special meeting of shareholders may be called by the holders of at least 20% of all the Shares entitled to vote at such special meeting. Furthermore, the Texas Act provides that, if not otherwise stated in or fixed in accordance with the Bylaws, the record date for determining shareholders entitled to call a special meeting is the date that the first shareholder signs the notice of the special meeting (the "Record Date"). The Company's Bylaws provide that the Secretary of the Company shall call a Special Meeting after receiving requests from holders of the requisite percentage of the Shares. The Texas Act does not require that the Secretary call a special meeting, but states that a special meeting may be called by holders of at least 10% of all the shares entitled to vote at the special meeting (unless the articles of incorporation provide for a percentage of shares which is greater than or less than 10%).

      On ________, 1995, Mr. Washington signed a notice of the Special Meeting (the "Notice"), thereby, in accordance with the Texas Act, establishing the Record Date for this solicitation of Written Requests as __________, 1995. The Notice calls for the Special Meeting to be held at ____ a.m., on _____________, 1995 at ________________ for the purpose of voting on the Special Meeting Proposals. Upon obtaining Written Requests signed by shareholders holding at least 20% of the Shares as of the Record Date, the Washington/Davis Group intends to submit the Notice to the Secretary of the Company. By signing a Written Request, a shareholder authorizes the Washington/Davis Group to sign a Notice on behalf of such shareholder. Mr. Washington and the Davis Entities intend to cause Written Requests to be executed by or on behalf of them with respect to all of the Shares owned by them beneficially or of record (representing approximately 9.4% of the outstanding Shares). On ____________, 1995, the Washington/Davis Group filed preliminary proxy materials with the Securities and Exchange Commission (the "Commission") in order to solicit proxies from the shareholders of the Company entitled to vote at the Special Meeting regarding the Special Meeting Proposals.

      Only holders of record as of the close of business on the Record Date will be counted for purposes of determining whether the requisite 20% of holders have submitted valid Written Requests. The Washington/Davis Group urges all current holders of record to sign, date, mark and promptly mail the enclosed BLUE Written Request so that enough Written Requests are received to call the Special Meeting. If you are a shareholder of record on the Record Date, your BLUE Written Request will be counted for purposes of calling the Special Meeting. Abstentions will not be counted for purposes of determining votes in favor of calling the Special Meeting. If a Written Request is signed but no indication is given as to what action is to be taken, the Written Request will be deemed to be authorization "FOR" the Washington/Davis Group to call the Special Meeting.

      If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can submit a BLUE Written Request with respect to your Shares and only upon receipt of your specific instructions. Accordingly, please give instructions to such institution by signing, dating, marking and promptly mailing the BLUE Written Request provided to you by such institution in the envelope provided.

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      IF YOU BELIEVE THAT YOU SHOULD HAVE THE OPPORTUNITY TO EXPRESS YOUR VIEWS
AT A SPECIAL MEETING, THE WASHINGTON/DAVIS GROUP URGES YOU TO SIGN, DATE, MARK AND PROMPTLY MAIL THE BLUE WRITTEN REQUEST. SIGNING A WRITTEN REQUEST WILL NOT AFFECT YOUR ABILITY TO VOTE FOR OR AGAINST ANY PROPOSALS PRESENTED AT THE SPECIAL MEETING. YOUR PARTICIPATION IS IMPORTANT, PLEASE ACT TODAY.

      This Solicitation Statement and the enclosed BLUE Written Request are first being sent to shareholders of the Company on or about __________, 1995. The Washington/Davis Group is asking that the Written Requests be returned to the Washington/Davis Group, c/o D.F. King & Co., Inc. ("D.F. King"), the Washington/Davis Group's solicitation and information agent, in the enclosed addressed envelope as soon as practicable. The address of D.F. King is 77 Water Street, 20th Floor, New York, New York 10005.

REVOCATION OF WRITTEN REQUESTS

      A Written Request executed by a shareholder of the Company may be revoked by the execution and delivery to the Washington/Davis Group c/o D.F. King of a written revocation of such Written Request at any time prior to the time the executed Written Requests are delivered to the Secretary of the Company. A revocation must clearly state that the Written Request previously submitted is no longer effective. A subsequently dated Written Request that indicates either "AGAINST" or "ABSTAIN" will also serve as a revocation when delivered as described herein.


                                   BACKGROUND

      As of the end of 1994, MESA had long-term debt totaling approximately $1.2 billion. The Company has publicly stated that its "current financial forecasts indicate that it will be unable to fund its principal and interest obligations in 1996 with cash flows from operating activities and available cash and securities balances." MESA has publicly acknowledged that its ability to develop and increase its reserves and production is limited by its leveraged capital structure. Faced with these financial circumstances, in December 1994, MESA announced that it would attempt to sell its interests in the Hugoton field and use the proceeds to repay long-term debt.

      In December 1994, Mr. Washington notified the Company and the federal antitrust authorities that he had a present good faith intention to acquire more than $15 million of the outstanding Shares and, depending on market conditions, might acquire more of such Shares. His notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Act"), designated the 25% acquisition threshold, which had the effect of permitting him, following the applicable waiting period, to acquire up to 49.9% of the outstanding Shares without further notification under such Act. On December 27, 1994, Mr. Washington received notification that the Federal Trade Commission had granted his request for early termination of the waiting period under the Act.

      By letter dated February 17, 1995, pursuant to a provision of the Company's Bylaws, Mr. Washington notified the Company of his wish to nominate three candidates for election as directors at the 1995 annual meeting of shareholders to be held in May 1995 (the "1995 Annual Meeting"). This notice was required under the Company's Bylaws in order to preserve Mr. Washington's ability to nominate directors at the 1995 Annual Meeting.

      On April 1, 1995, the Company and Mr. Washington entered into an agreement pursuant to which the parties agreed that the slate of nominees to be proposed by the Board for election at the 1995 Annual Meeting would include two of Mr. Washington's designees, Mr. Batchelder and Mr. Parkinson, and eight other directors nominated by the Board. As a result of the agreement, the

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Company and Mr. Washington avoided a contested proxy solicitation with respect to the election of directors at the 1995 Annual Meeting.

      On May 17, 1995, the Company's shareholders elected Messrs. Batchelder and Parkinson to the Board. As a result, Mr. Washington, through his nominees to the Board, has the ability to participate in the formulation, determination and direction of certain business decisions and policies of the Company.

      In early June 1995, the Company cancelled its plans to auction its Hugoton assets when the highest bid fell below what the Company said it had hoped to realize from the sale. On June 9, 1995, the Company held a Board meeting at which management described a plan to sell pieces of the Hugoton assets and refinance certain indebtedness. The plan was presented as the Company's best response to its failure to secure a bid which the Company would accept for all of its Hugoton assets. One member of the Board, Mr. Batchelder, proposed that the Board consider all alternatives for maximizing shareholder value, including a possible sale of the Company or a business combination. Although the Company's Chairman, Boone Pickens, has publicly stated that the Board rejected this proposal, the Chairman foreclosed discussion of Mr. Batchelder's proposal without presenting any materials or possible alternatives to the Board members or seeking a vote of the directors.

      On June 19, 1995, Mr. Davis contacted Mr. Washington to discuss their respective views concerning the Company's need to explore all alternatives to maximize the value of the Company for all shareholders, and Messrs. Washington and Davis agreed to act together in an effort to seek to have the Board consider all such available alternatives.

      On June 29, 1995, Davis Acquisition, L.P., a California limited partnership ("Davis Acquisition"), Davis Companies, a California corporation, the Marvin Davis and Barbara Davis Revocable Trust and Mr. Davis (together, the "Davis Entities"), and Messrs. Washington, Batchelder and Parkinson filed a
Schedule 13D with the Commission and issued a joint press release stating that they had formed a group for the purpose of taking action to maximize shareholder value. By letter dated June 29, 1995, Messrs. Washington and Davis asked the Board to form a committee of all of the independent directors, with independent financial and legal advisors, to explore all alternatives to enhance the value of the Company for all shareholders, including among other things, a possible sale of the Company, or merger or other business combination. In addition, on June 29, 1995, Messrs. Batchelder and Parkinson sent a letter to their fellow Board members expressing their concern at the Board's current course of action and asking the Board to form an independent committee.

      On July 6, 1995, a majority of the Board voted against forming a committee of independent directors. The Board announced that it was committed to the restructuring of the Company through the sale of the Hugoton assets. The Board also announced that management would work with Lehman Brothers to seek indications of interest from potential buyers or merger partners, both domestic and foreign. The Board did not make any determination that the Company would be sold or merged or that such a transaction would be in the best interests of shareholders. In response to the refusal of the Board to appoint a committee of independent directors, the Washington/Davis Group announced that it would seek to call a special meeting of the Company's shareholders for the purpose of electing a majority of directors who would be committed to exploring all alternatives for maximizing shareholder value.

      On July 6, 1995, the Board also adopted the Rights Plan which, under certain circumstances, could allow the Company's shareholders, other than a person or a group of persons who beneficially own 10% or more of the Shares, to purchase Shares at half price, thereby diluting substantially the holdings of any person holding 10% or more of the Shares. The obvious effect of the Rights Plan is to prevent a person or group of persons from owning 10% or more of the Shares. The Washington/Davis Group currently owns 9.4% of the Shares. In addition, the Rights Plan has made it substantially more difficult for shareholders to exercise their rights to call a special meeting.

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See "Rights Plan" below.  If elected to the Board, the Nominees intend to cause the Company to redeem the rights issued under the Rights Plan.

      On August 7, 1995, the Washington/Davis Group filed this Solicitation Statement with the Commission in preliminary form. Concurrently with such filing, the Washington/Davis Group, in an amendment to its Schedule 13D, stated that it disagreed with certain of the steps that the Board had taken following the failed Hugoton auction and was concerned that the Company's proposed actions would not result in a transaction that maximizes the value of the Company for all shareholders. The Washington/Davis Group stated that it would not immediately seek to call the Special Meeting, but would communicate with shareholders to inform them of the Washington/Davis Group's concerns, assess the degree to which other shareholders share those concerns and monitor closely the Company's progress. The Washington/Davis Group stated that it would determine, in its sole judgment, whether and when to seek to call the Special Meeting based on the concerns expressed by other shareholders, the steps taken by the Board, management and their advisors to explore alternatives to maximize the value of the Company for all shareholders, the timing of any such steps, the type of alternatives considered, the progress of any pending transactions or negotiations and such other factors as it then deems relevant.

      On __________, 1995, the Washington/Davis Group submitted to the Secretary of the Company a notice containing certain information specified in the Company's Bylaws, including a brief description of the matters desired to be brought before the Special Meeting and the name, address, and beneficial ownership of Shares owned by the shareholder proposing such matters.


                                  RIGHTS PLAN

      Pursuant to the Rights Plan, the Board, with Messrs. Batchelder and Parkinson voting against adoption, declared a dividend of one right to purchase preferred stock ("Right") for each outstanding Share to shareholders of record at the close of business on July 17, 1995. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Fractional Share") of Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $15 per Fractional Share, subject to adjustment. Schedule III attached hereto contains a more detailed summary description of the Rights Plan and is incorporated herein by reference.

      The provisions of the Rights Plan would be triggered if a person or group becomes the beneficial owner of 10% or more of the outstanding Shares (such person or group being defined as an "Acquiring Person") after July 6, 1995, except pursuant to a "Permitted Offer" as described below. If the Rights Plan is triggered, each holder of a Right will thereafter have the right to receive, upon exercise of such Right, a number of Shares worth two times the exercise price of the Right. All Rights that are beneficially owned by or transferred to any Acquiring Person will be null and void following such a triggering event.

      For example, at an exercise price of $15 per Right, each Right not owned by an Acquiring Person following a triggering event would entitle its holder to purchase $30 worth of Shares based upon its then current market price. If, for example, the current market price were $5 per Share at such time, the holder of each valid Right would be entitled to purchase six Shares for $15. As a result, the Share ownership of an Acquiring Person (who would not be permitted to exercise any Rights) would be substantially diluted, as all other shareholders would purchase Shares at half price and the Acquiring Person's Share ownership would not change.

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      At the time of adoption of the Rights Plan, the Washington/Davis Group had announced that its members collectively owned approximately 9.4% of the outstanding Shares. For all practical purposes, the Rights Plan impedes the Washington/Davis Group, or any other shareholder or group of shareholders, from acquiring 10% or more of the outstanding Shares, regardless of their intentions with respect to the Company and regardless of whether such shareholders pose any threat to the Company.

      The Washington/Davis Group believes that the Rights Plan also limits a shareholder's ability to exercise its proxy rights. In light of the timing of the adoption of the Rights Plan, the Washington/Davis Group believes that the Board adopted the Rights Plan in response to the Washington/Davis Group's statements regarding its intention to call the Special Meeting for the purpose of replacing the current Board and electing a new Board that would be committed to exploring all alternatives for maximizing shareholder value.

      Under the Rights Plan, a person will be deemed to be the beneficial owner of any Shares that such person has the right to vote, unless that right is obtained as a result of an agreement, arrangement or understanding that arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is not then reportable by such person on Schedule 13D under the Exchange Act. Absent this provision in the Rights Plan, and consistent with applicable law, the Washington/Davis Group (or any other shareholder or group of shareholders) could seek Written Requests from ten or fewer shareholders without filing a solicitation statement with the Commission. Thus, the Washington/Davis Group believes that the Rights Plan interferes with a shareholder's ability to communicate with other shareholders for the purpose of attempting to call a special meeting of shareholders.

      The Washington/Davis Group is seeking Written Requests solely in response to this Solicitation Statement which has been filed with the Commission. Based on advice of counsel and in accordance with statements made by the Company's counsel, the Washington/Davis Group believes that execution of a Written Request pursuant to this solicitation will not result in a shareholder becoming a beneficial owner of 10% or more of the Shares under the Rights Plan.

      The Rights Plan would not be triggered in the event of an acquisition of 10% or more of the Shares through a tender offer or an exchange offer (a "Permitted Offer") commenced on or after September 30, 1995 by a bidder for all outstanding Shares which meets certain requirements, including that (i) the offer remains open for at least 50 business days, (ii) in the case of a cash offer, the bidder has written financing commitments and (iii) in the case of a stock offer, the issuing entity has a consolidated net worth at least equal to that of the Company. Initially, the Rights Plan also required that an offer would be a Permitted Offer only if upon completion of such offer, the bidder would beneficially own 75% of the outstanding Shares. At a subsequent Board meeting, the percentage was reduced to 51%. The Rights will expire at the close of business on December 31, 1996, unless earlier redeemed or exchanged by the Company.

      At any time until ten days after the first date of public announcement of the occurrence of a triggering event, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right. The Rights Plan provides that the Company may, at its option, pay the redemption price in cash, shares or any other form of consideration deemed appropriate by the Board. After a person becomes an Acquiring Person, redemption of the Rights would require the approval of a majority of continuing directors (generally directors who are not affiliated with an Acquiring Person). If elected to the Board, the Nominees intend to cause the Company to redeem the Rights.

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                                  LITIGATION

      On July 3, 1995, the Company filed an action against Messrs. Batchelder, Parkinson, Washington, Davis, individually and as trustee for the Marvin Davis and Barbara Davis Revocable Trust, John Davis, Batchelder & Partners, Inc. ("BPI"), Davis Acquisition, Davis Companies and Paul L. Deutz, Jr., individually and as trustee u/a dtd 3-22-88 for Rainbow Trust ("Rainbow Trust") (collectively, the "Defendants") in the United States District Court for the Northern District of Texas. The Company alleged that the Defendants violated
Section 13(d) of the Exchange Act by failing to disclose the existence and identity of members of a "group" of shareholders which collectively own more than 5% of the Shares. Section 13(d) requires any person or group of persons who acquires more than 5% of the equity securities of a publicly traded company to disclose, among other things, the amount of such securities owned and the purpose of such acquisition.

      The Company alleged, among other things, that the Defendants engaged in a "hub-and-spoke" scheme designed to circumvent Section 13(d), and that Mr. Batchelder, as President and director of BPI, encouraged certain of his clients each to acquire less than 5% of Shares so that no one investor would trigger the
Section 13(d) filing requirement. The Company also alleged that the "hub-and-spoke" scheme was held together by secret oral and written agreements giving Mr. Batchelder a share in any profits from the Shares. The complaint seeks to enjoin the Defendants from voting any Shares, soliciting any proxies (including any requests to call a special shareholders meeting) from shareholders, purchasing additional Shares, taking any steps to replace current MESA directors with nominees of the Defendants, exercising or attempting to exercise influence and control over the affairs of MESA and other relief.

      The Defendants believe that the allegations asserted by the Company in the complaint are without merit.

      In July and August 1994, BPI entered into agreements with Mr. Washington, Davis Companies, Rainbow Trust and ADDCO, Inc. pursuant to which BPI had the right to receive 15% (or, in the case of Davis Companies, 5%) of the net profits, if any, realized by such persons from their investments in the securities of three publicly traded companies, one of which was MESA, through December 31, 1995. In November 1994, BPI entered into an agreement with another investor pursuant to which BPI had the right to receive 15% of the profits, if any, realized by such investor from its investment in MESA securities through December 31, 1995. From the inception of such agreements, BPI did not provide any advice to such investors (other than Mr. Washington) with respect to, and did not have any agreement to act together for the purpose of, acquiring, holding, voting or disposing of MESA securities. In addition, other than the agreements between certain members of the Washington/Davis Group described in this Solicitation Statement, no investor has had any agreement with any other investor to act together for the purpose of acquiring, holding, voting or disposing of MESA securities. In June 1995, following the formation of the Washington/Davis Group, each of the investors, other than Mr. Washington and Davis Companies, was given the opportunity to explore the possibility of becoming a member of the Washington/Davis Group, but expressly declined to do so, and the agreements between BPI and such other investors were terminated.
For a description of the current agreements between BPI and Mr. Washington and between BPI and Davis Companies and information concerning the Shares beneficially owned by Mr. Washington and Davis Companies, see "Information About the Washington/Davis Group" below.

      As a result of discovery that has occurred in connection with the litigation, the Washington/Davis Group believes that as of July 31, 1995 the investors with which BPI had agreements (other than Mr. Washington and Davis Companies) held an aggregate of 4,746,200 Shares, representing approximately 7.4% of the outstanding Shares. Also in 1994, BPI sought to enter into a similar fee agreement with one other investor, who declined to enter into such an agreement. As a result of discovery that has occurred in connection with the litigation, the Washington/Davis Group believes that as of July 31, 1995, such investor held 831,800 Shares, representing approximately 1.3% of the outstanding Shares. The Washington/Davis Group has no information to suggest that these investors hold their Shares other than solely for investment purposes. The Washington/Davis Group has no information to suggest that these investors have any contract, arrangement, understanding or relationship with any person with respect to MESA securities.


                  INFORMATION ABOUT THE WASHINGTON/DAVIS GROUP

      As of July 31, 1995, Mr. Washington and an affiliate of Mr. Davis owned 3,500,000 and 2,500,000 Shares, or approximately 5.5% and 3.9% of the Shares, respectively, based on 64,050,009 Shares outstanding as of May 12, 1995, as reported in the Company's Form 10-Q for the quarter ended March 31, 1995. As of July 31, 1995, Messrs. Batchelder and Parkinson did not own any Shares. Mr. Parkinson may be deemed to own 3,800 Shares purchased by his minor son, but disclaims beneficial ownership of such Shares. Certain additional information regarding the Washington/Davis Group's and the Nominees' beneficial ownership of Shares, and the beneficial ownership of certain participants in the solicitation, is set forth in Schedule II to this Solicitation Statement.

      Pursuant to a letter agreement dated as of June 27, 1995, Mr. Washington and Davis Acquisition agreed to reimburse the other for one-half of all out-of-pocket expenses (in excess of $25,000) that may be incurred by either or both of them in connection with actions that either or both of them (or their representatives) may take in furtherance of the group's purpose after June 19, 1995. Mr. Washington and Davis Acquisition also agreed to use their best efforts to notify the other in the event either of them intends to engage in any transaction with respect to the securities of the Company, including purchases or sales of the Shares. In the event that Mr. Washington and Davis Acquisition determine as a result of such notification that they both intend either to purchase or sell any Shares, they have agreed to use their best efforts to coordinate such transactions in a manner that will result in the least detriment to their respective interests as shareholders of the Company, which may include using the same securities broker to effect the transactions on a pro-rata basis. In the agreement, Mr. Washington and Davis Acquisition confirmed that all decisions to purchase, sell, hold or vote the Company's securities will be made by each of them independently and, subject to the foregoing, neither will have any power or right with respect to purchasing, selling, holding or voting any securities of the Company held by the other. Either party may terminate the letter agreement at any time by notifying the other party in writing.

      By letter dated July 29, 1994, as amended, Mr. Washington has agreed to pay BPI, a financial advisory and consulting firm of which Mr. Batchelder is President, sole shareholder and director, as compensation for the financial advisory services provided to Mr. Washington, 15% of the profits (through December 31, 1996) realized by Mr. Washington on his investment in securities of the Company. In addition, Mr. Washington has agreed to reimburse BPI for its reasonable and documented out-of-pocket expenses and to indemnify BPI and its affiliates against all expenses and liabilities with respect to the foregoing. All of the Shares held by Mr. Washington are subject to this agreement with BPI.

      By letter dated July 18, 1994, as amended, Davis Companies has agreed to pay BPI, as compensation for the financial advisory services provided to Davis Companies, 5% of the profits (through December 31, 1996) realized by Davis Companies or its affiliates on its investment in securities of the Company acquired prior to May 17, 1995. In addition, Davis Companies has agreed to reimburse BPI for its reasonable and documented out-of-pocket expenses and to indemnify BPI and its affiliates against all expenses and liabilities with respect to the foregoing. From the inception of such agreement, BPI did not provide any advice to Davis Companies or its affiliates with respect to acquiring, holding, voting or disposing of Company securities. Of the Shares held by the Davis Entities, 2,000,000 Shares purchased prior to May 17, 1995 are subject to this agreement with BPI. Of the Shares held by John Davis, who is an officer of Davis Companies, 25,000 Shares purchased prior to May 17, 1995 are subject to this agreement with BPI.


            MATTERS PROPOSED TO BE CONSIDERED AT THE SPECIAL MEETING

      THE PURPOSE OF THIS SOLICITATION IS TO OBTAIN SUFFICIENT WRITTEN REQUESTS FROM SHAREHOLDERS TO CALL THE SPECIAL MEETING. IT IS NOT THE PURPOSE OF THIS SOLICITATION TO SOLICIT PROXIES TO VOTE ON THE PROPOSALS WHICH WOULD BE PRESENTED AT THE SPECIAL MEETING. IF THE SPECIAL MEETING IS CALLED, THE WASHINGTON/DAVIS GROUP WILL DISTRIBUTE SEPARATE PROXY MATERIALS SOLICITING PROXIES TO VOTE ON THE SPECIAL MEETING PROPOSALS. THE SIGNING OF A WRITTEN REQUEST BY A SHAREHOLDER WILL NOT AFFECT THE ABILITY OF THAT SHAREHOLDER TO VOTE FOR OR AGAINST ANY OF THE PROPOSALS PRESENTED AT THE SPECIAL MEETING.

      The Written Requests are being solicited by and on behalf of the Washington/Davis Group for the purpose of calling the Special Meeting at which MESA shareholders would be asked to vote for or approve (i) the removal of the ten directors currently serving on the Board, (ii) an amendment to the Company's Bylaws to provide that the Board shall consist of eight directors, which number may be increased or decreased by the Board, (iii) the election of the eight Nominees to replace the MESA directors so removed and (iv) to the extent that the Board, prior to the Special Meeting, has adopted measures that would contravene the purposes of the foregoing proposals, a resolution that would rescind such measures. If the Nominees are elected at the Special Meeting, the Washington/Davis Group expects that the new Board promptly would form a committee of independent directors, with independent financial and legal advisors, to consider all alternatives to maximize the value of the Company for all shareholders. The Nominees also intend to cause the Company to redeem the Rights issued under the Rights Plan. Any actions taken by the Nominees would be subject to their fiduciary duties as directors of the Company.

PROPOSAL FOR THE REMOVAL OF INCUMBENT DIRECTORS

      The Washington/Davis Group will propose that shareholders vote at the Special Meeting on a proposal to remove the entire Board, who are Boone Pickens, David Batchelder, Paul Cain, John Cox, John Herrington, Wales Madden, Dorn Parkinson, Fayez Sarofim, Robert Stillwell and J.R. Walsh, Jr. Pursuant to the Company's Bylaws, the entire Board may be removed, with or without cause, by the affirmative vote of a majority of the outstanding Shares entitled to vote at elections of directors.

PROPOSAL TO AMEND THE BYLAWS

      The Washington/Davis Group also will propose that shareholders vote at the Special Meeting to amend Article III, Section 1 of the Company's Bylaws to provide that the Board will consist of eight directors, which number may be increased or decreased by resolution of the Board. Article III, Section 1 of the Company's Bylaws currently provides that the size of the Board may be increased or decreased by a resolution of the Board or by the due election of that number of directors by the Company's shareholders. Under the Texas Act, shareholders would retain the right to increase or decrease the size of the Board through an amendment to the Bylaws. Under the current Bylaws, if the Company or a third party were to propose a large number of nominees for election to the Board then, because of the application of cumulative voting, the Nominees might not constitute a majority of the Board, even though holders of a majority of the Shares voting at the Special Meeting voted for the Nominees. The proposed amendment is designed to ensure that holders of a majority of the Shares voting at the Special Meeting are able to elect directors who constitute a majority of the Board.

PROPOSAL FOR THE REPLACEMENT OF INCUMBENT DIRECTORS WITH THE NOMINEES

      The Washington/Davis Group also will propose that shareholders elect at the Special Meeting the Nominees named below as directors of the Company, to serve until the next Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified. See "Purpose of the Solicitation" above for information concerning the Nominees' intention to increase the size of the Board after the Special Meeting.

      The following lists the Nominees, each of whom has consented to serve as a director of the Company, if elected. The Nominees have furnished to the Washington/Davis Group the following information concerning their principal occupations, business addresses and certain other matters. All Nominees are citizens of the United States.

The Nominees
------------

      Name                         Business Address
      ----                         ----------------
David H. Batchelder       Batchelder & Partners, Inc.
                          4330 La Jolla Village Drive, Suite 200
                          San Diego, California  92122

Charles C. Cox            Lexecon Inc.
                          332 South Michigan Avenue, Suite 1300
                          Chicago, Illinois  60604

Michael C. Jensen         Graduate School of Business Administration
                          Harvard University
                          Soldiers Field Road
                          Boston, Massachusetts  02163

Leonard Judd              6218 North 47th Street
                          Phoenix, Arizona  85253

Sy Orlofsky               Sy Orlofsky Energy Consulting Corporation
                          1300 Post Oak Boulevard, Suite 540
                          Houston, Texas  77056

Dorn Parkinson            Washington Corporations
                          101 International Way
                          Missoula, Montana  59802

Kurt H. Wulff             McDep Associates, Inc.
                          140 Broadway
                          New York, New York  10005

James J. Zehentbauer      Batchelder & Partners, Inc.
                          4330 La Jolla Village Drive, Suite 200
                          San Diego, California  92122

      David H. Batchelder, age 46, has served as the sole shareholder,
      -------------------
President, Secretary and Director of Batchelder & Partners, Inc., a financial advisory and consulting firm, since 1988, and has served as President, Secretary and Director of Batchelder Co., the general partner of DHB Partners, L.P., an investor in acquisition partnerships, since 1988. Mr. Batchelder is a director of each of the Company, Kasler Holding Company, MacFrugal's Bargains*Close-outs, Inc. and Allwaste, Inc. Kasler Holding Company is an affiliate of Mr. Washington.

      Charles C. Cox, age 50, has served as Senior Vice President of Lexecon
      --------------
Inc., a consulting firm that specializes in the application of economics to a variety of legal and regulatory issues, since October 1989. Mr. Cox served as Commissioner of the Securities and Exchange Commission from 1983 to 1989. While serving as Commissioner, Mr. Cox represented the Securities and Exchange Commission on the executive committee of the International Organization of Securities Commissions. Mr. Cox also served as Chairman of United Shareholders Association, a nonprofit organization that advocated shareholder rights and accountability of corporate officers and directors to shareholders, from 1990 to 1993. United Shareholders Association was formed in 1986 by the Company's Chairman and Chief Executive Officer, Boone Pickens, for the purpose of furthering the rights of shareholders.

      Michael C. Jensen, age 55, has been The Edsel Bryant Ford Professor of
      -----------------
Business Administration at the Graduate School of Business Administration at Harvard University since July 1989. Professor Jensen currently serves as a director of Armstrong World Industries, a manufacturer of building products, and Analysis Group, a management and litigation consulting firm. Professor Jensen is also President and co-founder of Social Science Electronic Publishing. Professor Jensen has published extensively on a wide range of corporate, finance and business-related topics including shareholder rights, corporate management, corporate governance and the maximization of corporate value.

      Leonard Judd, age 56, has been a consultant for Phelps Dodge Corporation
      ------------
("Phelps Dodge"), a major copper mining and manufacturing corporation since November 1991. Mr. Judd was a director, President and Chief Operating Officer of Phelps Dodge Mining Company, a division of Phelps Dodge, from May 1989 to November 1991 and President from 1988 to May 1989. Mr. Judd is a director of Southwest Gas Corporation, Kasler Holding Company and PriMerit Bank. Kasler Holding Company is an affiliate of Mr. Washington.

      Sy Orlofsky, age 73, has served as the President of Sy Orlofsky Energy
      -----------
Consulting Corporation, a company that acts as a consultant to investors in pipeline projects, power stations, refineries and chemical plants, since December 1994. Mr. Orlofsky has over fifty years of experience in the natural gas industry and served as the President and Chairman of the Board of Intercon Gas, Inc., a company that develops and operates natural gas pipeline projects, from his founding of the company in 1985 until March 1994. Mr. Orlofsky is a director of Sy Orlofsky Energy Consulting Corporation and TMI Technology, Inc., a Canadian company that owns real estate in Canada and develops electric power stations worldwide.

      Dorn Parkinson, age 48, has served as the President of Washington
      --------------
Corporations since April 1986 and has been employed by Washington Corporations and its affiliates since 1975. The principal businesses of Washington Corporations and its affiliates include rail transport, mining, ship berthing, environmental remediation, interstate trucking and the repair and sale of machinery and equipment. Mr. Parkinson has served as Chairman of the Board of Kasler Holding Company, a company primarily engaged in heavy construction and contract mining, since January 1995 and served as the President and Chief Operating Officer of Kasler Holding Company from July 1993 to October 1994. Mr. Parkinson is also a director of the Company. Washington Corporations and Kasler Holding Company are affiliates of Mr. Washington.

      Kurt H. Wulff, age 55, has served as the President and a director of McDep
      -------------
Associates Inc., an independent firm furnishing research to investors regarding publicly-traded oil and gas securities, since 1988. Mr. Wulff is also the sole owner of McDep Associates Inc. Mr. Wulff is a director of National Association of Petroleum Investment Analysts, an organization of 350 investment analysts that holds conferences to foster interaction between oil and gas companies and financial institutions.

      James J. Zehentbauer, age 33, has been an executive of Batchelder &
      --------------------
 Partners, Inc., a financial advisory and consulting firm, since December 1990 and served as principal accountant of BPI from February 1989 to December 1990. From 1984 to January 1989, Mr. Zehentbauer was a certified public accountant with Arthur Andersen & Co., an accounting firm. Mr. Zehentbauer is a director of MacFrugal's Bargains*Close-outs, Inc.

      IF YOU WISH TO HAVE THE OPPORTUNITY TO CONSIDER REPLACEMENT OF THE PRESENT DIRECTORS WITH A BOARD COMMITTED TO CONSIDERING ALL ALTERNATIVES TO MAXIMIZE SHAREHOLDER VALUE, PLEASE SIGN, DATE, MARK AND PROMPTLY MAIL THE ENCLOSED BLUE WRITTEN REQUEST IN THE ENCLOSED ENVELOPE.

      Except as disclosed in this Solicitation Statement, none of the Nominees is a party to any material proceedings in which such Nominee is a party adverse to the Company.

      None of the members of the Washington/Davis Group, the Nominees or any other person who may be deemed a "participant" in this solicitation or any associate of any of the foregoing persons has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, other than Messrs. Batchelder and Parkinson who are entitled to receive compensation paid by the Company to each director who is not also an employee of the Company or its subsidiaries for their services as independent directors of the Company. According to the Company's proxy statement dated April 4, 1995, in 1994, each director who was not also an employee of the Company or its subsidiaries received compensation of $20,000.

      Mr. Washington and Davis Companies have agreed to reimburse each of the Nominees for his expenses related to this Solicitation Statement and any subsequent proxy solicitation related to the Special Meeting and to indemnify each of them against all expenses and liabilities related to their being a Nominee and a participant in this solicitation of Written Requests or such other subsequent proxy solicitation, including liabilities and expenses under the federal securities laws.


                        SOLICITATION OF WRITTEN REQUESTS

      Written Requests may be solicited by mail, advertisement, telephone, telecopy and other electronic means and in person. Solicitations may be made by the members of the Washington/Davis Group, the Nominees and certain officers and other employees of entities affiliated with the Washington/Davis Group. No such persons will receive additional compensation for such solicitation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to beneficial owners of the Shares they hold of record, and the Washington/Davis Group will reimburse them for their customary clerical and mailing expenses incurred by them in mailing these materials to their customers.

      Schedule I contains information about certain members of the Washington/Davis Group and certain persons who may assist the Washington/Davis Group in soliciting Written Requests.

      The Washington/Davis Group has retained D.F. King for advisory and solicitation services, for which D.F. King will be paid a fee of $_____, together with reimbursement for its reasonable out-of-pocket expenses. The Washington/Davis Group has also agreed to indemnify D.F. King against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. D.F. King will solicit Written Requests from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that approximately 125 persons will be utilized by D.F. King in its solicitation efforts. If a Special Meeting is called, it is anticipated that D.F. King will be retained to solicit proxies in connection with the Special Meeting, and D.F. King would receive additional compensation for such solicitation.

      The entire expense of preparing, assembling, printing and mailing this Solicitation Statement and the accompanying BLUE Written Request, and the cost of soliciting Written Requests, will be borne by Messrs. Washington and Davis. Messrs. Washington and Davis reserve the right, though no final determination has been made, to seek reimbursement from the Company for these expenses if any of the Nominees are elected to the Board at the Special Meeting. Such reimbursement will not be submitted to a vote of the Company's shareholders.

      The Washington/Davis Group estimates that total expenditures relating to this Solicitation Statement will be approximately $__________. To date, the Washington/Davis Group have spent approximately $__________ of such total estimated expenditures.


                               SECURITY OWNERSHIP

      Schedule II sets forth certain information relating to Shares owned by the members of the Washington/Davis Group and certain executive officers of entities affiliated with the Washington/Davis Group, the Nominees and other persons who may be deemed to be participants in this solicitation.

      Certain information regarding Shares held by the Company's directors, executive officers and 5% shareholders is contained in the Company's Proxy Statement dated April 4, 1995 and is incorporated herein by reference. The Washington/Davis Group assumes no responsibility for the accuracy or completeness of any information contained herein which is based on, or incorporated by reference to, the Company's Proxy Statement. The principal executive offices of the Company are located at 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

                                 SCHEDULE I

                       PARTICIPANTS IN THE SOLICITATION

      The following table sets forth the name, business address and present principal occupation or employment of Messrs. Washington, Davis and certain officers of Batchelder & Partners, Inc. who may assist in soliciting Written Requests. See "Matters to be Considered at the Special Meeting" for the name, business address and present principal occupation or employment of the Nominees.

                                         DESCRIPTION OF BUSINESS OR
NAME AND PRINCIPAL BUSINESS ADDRESS      PRESENT PRINCIPAL OCCUPATION


Dennis R. Washington                     Mr. Washington's principal occupation
      c/o Washington Corporations        is to make and hold investments.  Mr.
      101 International Way              Washington is the founder and
      Missoula, Montana  59802           principal shareholder of Washington
                                         Corporations, the principal business
                                         of which is interstate trucking and
                                         the repair and sale of machinery and
                                         equipment.  Mr. Washington also is
                                         the principal shareholder or partner
                                         of entities the principal businesses
                                         of which include rail transportation,
                                         mining, heavy construction,
                                         environmental remediation and real
                                         estate development.

Marvin Davis*                            Marvin Davis' principal occupation is
      c/o Davis Companies                to make and hold investments.  Marvin
      2121 Avenue of the Stars           Davis is the sole director and
      Suite 2800                         President of Davis Companies, the
      Los Angeles, California  90067     principal business of which is to
                                         employ key personnel who are
                                         furnished to other affiliated
                                         companies.

Joel L. Reed                             Mr. Reed's principal occupation is as
      c/o Batchelder & Partners, Inc.    an executive of BPI, a financial
      4330 La Jolla Village Drive        advisory and consulting firm.
      Suite 200
      San Diego, California  92122

Kathy Scott                              Ms. Scott's principal occupation is
      c/o Batchelder & Partners, Inc.    as the Controller of BPI, a financial
      4330 La Jolla Village Drive        advisory and consulting firm.
      Suite 200
      San Diego, California  92122

* Marvin Davis is the sole director and President of Davis Companies. Davis Companies is the sole general partner of Davis Acquisition, L.P., a California limited partnership. The Marvin Davis and Barbara Davis Revocable Trust (the "Davis Trust") is a trust established under California law and is the sole shareholder of Davis Companies. Marvin Davis is the sole trustee of the Davis Trust. The address of each of the Davis Trust and Davis Acquisition is c/o Davis Companies 2121 Avenue of the Stars, Suite 2800, Los Angeles, California 90067.

                                  SCHEDULE II

      BENEFICIAL OWNERSHIP OF SHARES BY PARTICIPANTS IN THE SOLICITATION

      As of July 31, 1995, Dennis R. Washington was the beneficial owner of 3,500,000 Shares (representing approximately 5.5% of the 64,050,009 Shares outstanding as of May 12, 1995, as reported in the Company's Form 10-Q for the quarter ended March 31, 1995). All of such Shares were purchased by Mr. Washington in open market transactions. All transactions entered into by Mr. Washington with respect to the Shares within the past two years are set forth below. All transactions involved purchases of Shares on the New York Stock Exchange.

                    TRANSACTION DATE     NUMBER OF SHARES
                        7/22/94               331,000
                        7/25/94               634,400
                        7/26/94               459,900
                        7/27/94               474,500
                        7/28/94               193,100
                        7/29/94               378,100
                        8/1/94                140,000
                        8/2/94                  5,900
                        8/3/94                 51,600
                        8/9/94                 25,000
                        8/11/94                30,000
                        12/5/94                10,200
                        12/7/94                90,000
                        12/29/94                4,900
                        12/30/94               17,800
                        1/4/95                  5,000
                        1/5/95                  2,500
                        1/16/95                 1,000
                        6/20/95               171,300
                        6/21/95               153,200
                        6/22/95                37,200
                        6/23/95               138,300
                        6/26/95               145,100

      As of July 31, 1995, the Davis Entities owned 2,500,000 Shares (representing approximately 3.9% of the 64,050,009 Shares outstanding as of May 12, 1995, as reported in the Company's Form 10-Q for the quarter ended March 31,
1995). All of such Shares initially were purchased by an affiliate in open market transactions and in June 1995 were transferred to Davis Acquisition at cost. As of July 31, 1995, John Davis, who is an officer of Davis Companies, owned an aggregate of 35,000 Shares purchased in open market transactions. Marvin Davis is the father of John Davis. All transactions entered into by the Davis Entities and John Davis with respect to the

Shares within the past two years are set forth below. All transactions involved purchases (sales) on the New York Stock Exchange.

                    TRANSACTION DATE     NUMBER OF SHARES
                         7/8/94                126,800
                         7/11/94                23,200
                         7/13/94               100,000
                         7/25/94              (250,000)
                         8/3/94                625,300
                         8/4/94                218,500
                         8/5/94                239,300
                         8/8/94                882,500
                         8/9/94                213,300
                         8/10/94                68,800
                         8/11/94               252,300
                         8/12/94              (500,000)
                         11/8/94               (50,000)
                         11/11/94             (450,000)
                         12/27/94              298,700
                         12/28/94              201,300
                         2/23/95                15,000*
                         5/12/95                10,000*
                         6/20/95               171,400
                         6/21/95               153,100
                         6/22/95                37,300
                         6/23/95               138,200
                         6/26/95                10,000*

-----------------
* Represents Shares acquired by John Davis.

      Kurt H. Wulff sold 10,000 Shares on January 4, 1994 which were purchased more than two years ago. As of July 31, 1995, Mr. Wulff did not own any Shares. Dorn Parkinson's minor son purchased 3,800 Shares on June 28, 1994 in an open market transaction. Michael C. Jensen owns 1,500 Shares which were purchased in open market transactions as follows: 500 Shares were purchased on each of June 3, 1994, June 8, 1994 and June 14, 1994.

      Except as otherwise set forth in this Solicitation Statement, none of the members of the Washington/Davis Group, the Nominees or any other person who may be deemed a "participant" in this solicitation or any associate of any of the foregoing persons is the direct or indirect beneficial or record owner of any securities of the Company or of any parent or subsidiary of the Company. Furthermore, except as otherwise set forth in this Solicitation Statement, none of such persons has purchased or sold any securities of the Company within the past two years, borrowed any funds for the purpose of acquiring or holding any securities of the Company or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. There have not been any transactions since the beginning of the Company's last fiscal year and there is not any currently proposed transaction to which the Company or any of its subsidiaries was or is a party, in which any member of the Washington/Davis Group, the Nominees or any other person who may be deemed a "participant" in this solicitation or any associate or immediate family member of any of the foregoing persons had or will have a direct or indirect material interest.

                                  SCHEDULE III

                       SUMMARY DESCRIPTION OF RIGHTS PLAN

      On July 6, 1995, the Board declared a dividend of one right to purchase preferred stock ("Right") for each outstanding Share to shareholders of record at the close of business on July 17, 1995. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Fractional Share") of Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $15 per Fractional Share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of July 6, 1995 entered into between the Company and a rights agent (the "Rights Agreement").

      Initially, the Rights will be attached to all certificates representing outstanding Shares, and no separate certificates for the Rights will be distributed. The Rights will separate from the Shares and a "Distribution Date" will occur upon the earlier of (a) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding Shares, or (b) ten business days following the commencement of a tender offer or exchange offer that would result in a person's becoming an Acquiring Person. In certain circumstances, the Distribution Date may be deferred by the Board. Certain inadvertent acquisitions will not result in a person's becoming an Acquiring Person if the person promptly divests itself of sufficient Shares. If, at the time of the adoption of the Rights Agreement, any person or group of affiliated or associated persons is the beneficial owner of 10% or more of the Shares then outstanding, such person shall not become an Acquiring Person unless and until such time as (i) such person or group shall purchase or otherwise become the beneficial owner of more than 100,000 additional Shares (less any Shares referred to in clause (ii)) or (ii) any other person or persons who is or are the beneficial owner of an aggregate of more than 100,000 Shares (less any Shares referred to in clause (i)) shall become affiliated or associated with such person and as a result of either clause (i) or (ii), such person or group is the beneficial owner of 10% or more of the Shares then outstanding.

      The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 31, 1996, unless earlier redeemed or exchanged by the Company as described below.

      All Shares issued prior to the Distribution Date will be issued with Rights. Shares issued after the Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights. Except as otherwise determined by the Board, no other Shares issued after the Distribution Date will be issued with Rights.

      In the event (a "Flip-In Event") that a person becomes an Acquiring Person except pursuant to a Permitted Offer (as hereinafter defined), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, a number of Shares (or, in certain circumstances, cash, property or other securities of the Company) having a current market price equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by or transferred to any Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. However, Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by the Company as set forth below.

   The term "Permitted Offer" means a tender offer or an exchange offer commenced on or after September 30, 1995 by a bidder for all outstanding Shares
(i) that remains open for at least 50 business days; (ii) pursuant to which the bidder together with its affiliates and associates becomes the beneficial owner of 51% of the outstanding Shares immediately upon completion of such offer;
(iii) if
and to the extent the consideration offered is cash, states that the bidder has obtained written financing commitments from recognized financing sources, and/or has on hand cash or cash equivalents, for the full amount of all financing necessary to consummate such tender offer and pay all related fees and expenses (but not including repayment of the Company's long-term debt); (iv) if all or part of the consideration offered is securities, offers a security that is to be issued by an entity that has a consolidated net worth at least equal to that of the Company and its consolidated subsidiaries as of June 30, 1995; and (v) states that as promptly as practicable following the completion of such offer, the bidder will propose and seek to consummate a merger of the Company with the bidder (or a subsidiary thereof) in which each Share not then owned by the bidder will be converted into the same form and amount of consideration per Share as that paid in such offer. In order to satisfy the requirements of clause (i) of this definition, if the nature or amount of the consideration offered in such offer is changed after the offer is commenced, the offer must remain open for at least 50 business days from the date of such change; provided that the requirement of this sentence shall not apply (a) if the consideration is increased after the offer is commenced to an amount that equals or exceeds in value the consideration offered in any other tender offer or exchange offer for Shares that is open at the time such increase is made and (b) such consideration is not thereafter reduced.

      For example, at an exercise price of $15 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $30 worth of Shares (or other consideration, as noted above), based upon their then current market price, for $15. Assuming that the Shares had a current market price of $5 per share at such time, the holder of each valid Right would be entitled to purchase 6 Shares for $15.

      In the event (a "Flip-Over Event") that, at any time from and after the time an Acquiring Person becomes such, (i) the Company is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a current market price equal to two times the exercise price of the Right.

      At any time until ten days following the date of public announcement of the occurrence of a Flip-In Event, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at the option of the Company, in cash, Shares or such other consideration as the Board may determine. Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors. Immediately upon the effectiveness of the action of the Board ordering redemption of the Rights, with, where required, the concurrence of the Continuing Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

      The term "Continuing Director" means any member of the Board, while such Person is a member of the Board, who is not an Acquiring Person, or an affiliate or associate of an Acquiring Person, or a nominee or representative of an Acquiring Person or of any such affiliate or associate, if (i) such Person was a member of the Board prior to the time a Person becomes an Acquiring Person or
(ii) such Person's nomination for election or election to the Board is recommended or approved by a majority of the then Continuing Directors.

      At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of 50% or more of the Shares then outstanding, the Company (with the concurrence of a majority of the Continuing Directors) may exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one Share, and/or other equity securities deemed to have the same value as one Share, per Right, subject to adjustment.

      Other than the redemption price, any of the provisions of the Rights Agreement may be amended by the Board (in certain circumstances, with the concurrence of the Continuing Directors) as long as the Rights are redeemable. Thereafter, the provisions of the Rights Agreement may be amended by the Board (in certain circumstances, with the concurrence of the Continuing Directors) in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to
                                   --------  -------
lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable.

                                   IMPORTANT

      Your Written Request is important. No matter how many Shares you own, the Washington/Davis Group urges you to request to call a Special Meeting by:

      SIGNING the enclosed BLUE Written Request,

      DATING the enclosed BLUE Written Request,

      MARKING the enclosed BLUE Written Request, and

      MAILING the enclosed BLUE Written Request TODAY in the envelope provided (no postage is required if mailed in the United States).

________________________________________________________________________________

      IF YOU BELIEVE THAT YOU SHOULD HAVE THE OPPORTUNITY TO EXPRESS YOUR VIEWS AT A SPECIAL MEETING, THE WASHINGTON/DAVIS GROUP URGES YOU TO SIGN, DATE AND PROMPTLY MAIL THE BLUE WRITTEN REQUEST. SIGNING A WRITTEN REQUEST WILL NOT AFFECT YOUR ABILITY TO VOTE FOR OR AGAINST ANY PROPOSALS PRESENTED AT THE SPECIAL MEETING. YOUR PARTICIPATION IS IMPORTANT, PLEASE ACT TODAY.

________________________________________________________________________________


      If you have any questions or require any additional information concerning the Written Request or this Solicitation Statement, please contact:

                           __________________________

                             D.F. KING & CO., INC.

                           __________________________

                                77 Water Street
                                   20th Floor
                           New York, New York  10005

                                                                PRELIMINARY COPY

                                   APPENDIX A

                           [FRONT OF WRITTEN REQUEST]


                  WRITTEN REQUEST OF SHAREHOLDER OF MESA INC.
                           TO CALL A SPECIAL MEETING

                SOLICITED BY DENNIS R. WASHINGTON, MARVIN DAVIS
               AND CERTAIN ENTITIES AFFILIATED WITH MARVIN DAVIS,
                     DAVID H. BATCHELDER AND DORN PARKINSON
                         (THE "WASHINGTON/DAVIS GROUP")

      The undersigned is the record holder of shares of common stock, par value $.01 (the "Shares"), of MESA Inc. (the "Company"). Pursuant to Article 2.24C of the Texas Business Corporation Act (the "Texas Act") and the Company's Articles of Incorporation, the undersigned hereby requests a special meeting of the shareholders of the Company (the "Special Meeting"), on the date to be fixed as specified below, for the following purposes:

      1. To consider and vote upon the removal of the ten directors currently serving on the Board;

      2. To amend the Company's Bylaws to provide that the Board shall consist of eight directors, which number may be increased or decreased by the Board; and

      3. To consider and vote upon the election of eight Washington/Davis Group nominees to replace the MESA directors so removed, who shall include David H. Batchelder, Charles C. Cox, Michael C. Jensen, Leonard Judd, Sy Orlofsky, Dorn Parkinson, Kurt H. Wulff and James J. Zehentbauer.

      To the extent that the Board has, prior to the Special Meeting, adopted measures that would contravene or impede the purposes of the foregoing proposals, the purposes for calling the Special Meeting also will be to consider and vote upon a resolution that would rescind such measures.

         SIGNING A WRITTEN REQUEST WILL NOT AFFECT YOUR ABILITY TO VOTE FOR OR AGAINST ANY PROPOSALS PRESENTED AT THE SPECIAL MEETING!

      The undersigned hereby authorizes the Washington/Davis Group to deliver this Written Request to the Company and/or to call a Special Meeting, in accordance with the provisions of Article 2.24 of the Texas Act, as reflected in the Notice of such Special Meeting delivered to the Secretary in conjunction with this Written Request. The Company's Board of Directors is hereby directed, in accordance with Article II, Section 5 of the Company's Bylaws, to set the record date for determining the shareholders entitled to vote at the Special Meeting in accordance with the Texas Act and in compliance with the Notice of the Special Meeting. The appropriate officers and directors of the Company are also hereby directed to take any and all other action which may be necessary or appropriate to call the Special Meeting, deliver notice of such Special Meeting to the shareholders of the Company and otherwise effectuate the purposes and intent of this Written Request.

                          (Continued on reverse side)

      This Written Request relates to all Shares of the Company held of record by the undersigned. This Written Request will remain in effect and may be delivered to the Company by the Washington/Davis Group at any time unless previously revoked.

      This Written Request authorizes the Washington/Davis Group to sign a Notice on behalf of such shareholder

                  (Please Sign, Date and Mark on Reverse Side)

                          [REVERSE OF WRITTEN REQUEST]


                _______________________________________________

                        REQUEST TO CALL SPECIAL MEETING

                      ___ FOR   ___ AGAINST   ___ ABSTAIN

                _______________________________________________


IF NOTHING IS MARKED ABOVE, THIS WRITTEN REQUEST WILL BE DEEMED TO BE A WRITTEN REQUEST "FOR" THE SPECIAL MEETING.


               Dated: _______________________________________________, 1995


         __________________________________________________________________
         (Signature)

         __________________________________________________________________
         (Signature if jointly held)

         Title: ___________________________________________________________

      Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign; when signing as an attorney, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized partner.


PLEASE SIGN, DATE, MARK AND PROMPTLY MAIL IN THE ACCOMPANYING ENVELOPE.

        THE WASHINGTON/DAVIS GROUP URGES YOU TO CALL A SPECIAL MEETING